Xerium Reports Q1 2018 Results

Youngsville, NC - (BUSINESS WIRE) - April 30, 2018 - Xerium Technologies, Inc. (NYSE:XRM):

First Quarter Highlights

•	Q1 2018 net sales of $126.1 million compared to $119.9 million in 2017, an increase of 5.2% (see Table 1).

•	Q1 2018 operating income of $16.1 million, compared to $14.6 million in 2017, an increase of 9.9%.

•
Q1 2018 net income of $2.2 million compared to Q1 2017 net loss of $(2.8) million. Q1 2018 adjusted EBITDA of $25.4 million, compared to $26.6 million in 2017 (see Table 2 and Table 3 and “Non-GAAP Financial Measures” below).

•	Q1 2018 GAAP operating cash flow of $(12.2) million, net capital expenditures of $(2.4) million and free cash flow of $(14.6) million (see Table 4 and “Non-GAAP Financial Measures” below).

Xerium Technologies, Inc. (NYSE:XRM), a leading global provider of industrial consumable products and services, today reported first quarter 2018 results.

Mark Staton, President and Chief Executive Officer said, “We are pleased with our start to the year which reflects a stable market backdrop that was supported by our continued focus on execution. The quarter included some benefit from foreign currency on the top line and expected margin pressure compared to the prior year due to a significant difference in press felt production volumes that enhanced our margins in the prior year. Our underlying performance was modestly ahead of our expectations and stable with recent quarterly performance as we continue to focus on execution, cost control and debt reduction.”

Staton continued, “As we look to the remainder of 2018, overall our end markets continue to show health and stability, and we are well positioned to build our cash position throughout the year and execute on our deleveraging plans.”

Quarterly Consolidated Results

Q1 net sales were $126.1 million, an increase of 5.2% year-over-year. The increase was largely the result of currency effects. Q1 2018 Rolls and Service sales increased 6.2%, to $50.3 million driven by favorable foreign currency impacts and improved volume in North America and Asia. Q1 Machine Clothing sales increased 4.5% to $75.8 million, which largely benefitted from favorable foreign currency impacts and improved volume in Asia and Europe. This benefit was partially offset by lower sales in North America, as Q1 2017 benefitted from the catchup of sales related to 2016 Machine Clothing production shortfalls. Backlogs of $181 million are flat to Q1

2017 and $13 million ahead of the backlog at December 31, 2017. Table 1 summarizes Q1 net sales and the effect of currency translation rates.

Q1 2018 consolidated gross profit was $47.2 million, or 37.5% of net sales, compared to $47.6 million, or 39.7% of net sales in Q1 2017. Rolls and Service gross margin improved 50 basis points to 35.2% in Q1 2018 from 34.7% in Q1 2017. The increase was primarily due to cost reductions, net of inflation. Machine Clothing gross margin declined to 39.0% compared to the prior year period of 43.0% in Q1 2017. Gross margin was unfavorably impacted by 220 basis points in the current year related to production timing. First, 2016 production shortfalls required increased production levels resulting in favorable overhead absorption in early 2017. Second, planned inventory reductions in Q4 of 2017 drove unfavorable overhead absorption in Q1 2018. Additionally, there was negative product mix in the current year in Asia Pacific, partially offset by positive product mix in Europe. Overall, Q1 2018 gross margins are in line with internal expectations and the decline in Q1 year over year is due to timing. Machine Clothing 2018 gross margins are expected to be favorable in the second half of 2018 compared to the second half of 2017 and 2018 full year gross margins are expected to be in line with 2017 gross margins.

SG&A expenses (including Selling, G&A and R&D expenses) were $30.3 million, or 24.1% of net sales in Q1 2018, versus $29.8 million, or 24.9% of net sales in Q1 2017. The decrease in the SG&A rate was primarily attributable to higher sales and savings achieved through the Company’s cost-out initiatives related to previously reported 2017 actions, net of inflation.

GAAP operating income in the first quarter of 2018 was $16.1 million, or 12.7% of sales, an increase of 9.9% compared to Q1 2017 operating income of $14.6 million, or 12.2% of sales. Q1 2018 adjusted EBITDA declined to $25.4 million, or 20.1% of net sales, compared to $26.6 million, or 22.2% of net sales in 2017. In addition to interest, taxes, depreciation and amortization, adjusted EBITDA excludes expenses related to the Company’s restructuring activities, plant start-up costs, stock-based compensation, unrealized foreign currency gains and losses and certain non-recurring expenses. For a full reconciliation, refer to Table 3.

Q1 2018 basic income per share was $0.14 versus Q1 2017 basic loss per share of $(0.18) as a result of higher sales, lower restructuring costs, forex gains and lower taxes, partially offset by lower gross margin percentages.

Cash taxes were $4.3 million in Q1 2018. Cash taxes are primarily impacted by income the Company earns in tax paying jurisdictions relative to income it earns in non-tax paying jurisdictions, primarily the United States. The Tax Cuts and Jobs Act (the “Tax Act”) passed at the end of 2017 will be cash neutral to the Company in 2018. While the interest disallowance and other features of the Tax Act will put the company into a taxable position in the United States, existing NOL’s are expected to shelter the Company from an increase in cash taxes into the mid 2020’s.

GAAP cash flow from operations was a $(12.2) million use of cash during the period, mostly reflecting the Company’s semi-annual interest payments due in Q1 and Q3. Q1 net capital expenditures were $(2.4) million, and free cash flow was $(14.6) million. Total debt at the end of Q1 was $518.6 million compared to $508.9 million at Q4 2017. Net debt at the end of Q1 2018 was $520.9 million, compared to $504.7 million at the end of Q4 2017. The Company's net debt leverage ratio increased from 5.0 at the end of Q4 2017 to 5.3 at March 31, 2018 (see Table 5 for reconciliation). The Company’s cash flow generation will be weighted to the back half of the year due to timing of cash taxes, cash restructuring and changes in trade working capital. The Company expects 2018 free cash flow to be significantly better than 2017 free cash flow of $14 million, and plans to utilize its free cash flow to reduce debt.

2018 Outlook

The Company will discuss the current industry outlook, as well as company specific factors that will drive its expected 2018 results on its live conference call, which will be available for replay at www.xerium.com/investor-relations.

CONFERENCE CALL

The Company plans to hold a conference call on the following morning:

Date: Monday, April 30, 2018
Start Time: 5:00 p.m. Eastern Time
Domestic Dial-In: +1-844-818-4921
International Dial-In: +1-484-880-4582
Conference ID: 3799615
Webcast: www.xerium.com/investor-relations

To participate on the call, please dial in at least 10 minutes prior to the scheduled start. A live audio webcast and replay of the call may be found in the investor relations section of the Company's website at www.xerium.com. To follow along with the presentation that will accompany the Company's conference call, please join the webcast by going to www.xerium.com/investor-relations. Click on the webcast link appearing above our conference call details, then click on the link appearing below "Webcast Presentation" on the following page. You may also click here and you will be taken directly to the webcast registration page.

ABOUT XERIUM TECHNOLOGIES, INC.
Xerium Technologies, Inc. (NYSE:XRM) is a leading global provider of industrial consumable products and services. Its products and services are consumed during machine operation by its customers. Xerium operates around the world under a variety of brand names, and utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 28 manufacturing facilities in 13 countries around the world, Xerium has approximately 2,850 employees.

Xerium Technologies, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	March 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$ 9,901	$ 17,253
Accounts receivable, net	82,473	76,633
Inventories, net	76,647	74,725
Prepaid expenses	13,685	11,335
Other current assets	16,845	15,316
Total current assets	199,551	195,262
Property and equipment, net	281,442	282,378
Goodwill	67,178	64,783
Intangible assets	5,658	5,965
Non-current deferred tax asset	11,198	10,103
Other assets	9,211	9,358
Total assets	$ 574,238	$ 567,849

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Notes payable	$ 8,622	$ 8,398
Accounts payable	40,256	39,856
Accrued expenses	51,082	64,155
Current maturities of long-term debt	9,855	10,614
Total current liabilities	109,815	123,023
Long-term debt, net of current maturities	484,929	473,904
Liabilities under capital leases	15,189	15,952
Non-current deferred tax liability	13,601	12,897
Pension, other post-retirement and post-employment obligations	68,901	69,205
Other long-term liabilities	9,944	9,334
Stockholders' deficit
Preferred stock	—	—
Common stock	16	16
Paid-in capital	432,785	432,489
Accumulated deficit	(455,814)	(457,712)
Accumulated other comprehensive loss	(105,128)	(111,259)
Total stockholders' deficit	(128,141)	(136,466)
Total liabilities and stockholders' deficit	$ 574,238	$ 567,849

Xerium Technologies, Inc.
Consolidated Statements of Operations and Comprehensive Income
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2018	2017
Net sales	$126,075	$119,866
Costs and expenses:
Cost of products sold	78,842	72,240
Selling	15,677	15,674
General and administrative	13,097	12,423
Research and development	1,568	1,744
Restructuring	824	3,164
	110,008	105,245
Income from operations	16,067	14,621
Interest expense, net	(12,765)	(13,263)
Other components of net periodic benefit cost	(266)	(361)
Loss on debt extinguishment	-	(25)
Foreign exchange gain (loss)	532	(1,125)
Income (loss) before provision for income taxes	3,568	(153)
Provision for income taxes	(1,337)	(2,681)
Net income (loss)	$2,231	$(2,834)
Comprehensive income	$8,362	$6,806
Net income (loss) per share:
Basic	$0.14	$(0.18)
Diluted	$0.13	$(0.18)
Shares used in computing net income (loss) per share:
Basic	16,398,076	16,153,113
Diluted	16,655,850	16,153,113

Xerium Technologies, Inc.
Consolidated Statement of Cash Flows
(Dollars in thousands)
	Three Months Ended
	March 31,
	2018	2017
Operating activities
Net income (loss)	$2,231	$(2,834)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Stock-based compensation	355	531
Depreciation	7,954	7,819
Amortization of intangibles	307	273
Deferred financing cost amortization	932	899
Foreign exchange (gain) loss on revaluation of debt	(84)	627
Deferred taxes	(204)	10
Gain on disposition of property and equipment	(57)	(49)
Loss on extinguishment of debt	—	25
Provision for doubtful accounts	305	41
Change in assets and liabilities which (used) provided cash:
Accounts receivable	(4,583)	(4,153)
Inventories	(956)	(1,136)
Prepaid expenses	(2,388)	783
Other current assets	(1,345)	(1,785)
Accounts payable and accrued expenses	(13,793)	(7,334)
Deferred and other long-term liabilities	(833)	(940)
Net cash used in operating activities	(12,159)	(7,223)

Investing activities
Capital expenditures	(2,510)	(5,285)
Proceeds from disposals of property and equipment	88	216
Net cash used in investing activities	(2,422)	(5,069)

Financing activities
Proceeds from borrowings	31,133	40,476
Principal payments on debt	(22,513)	(29,693)
Payment of financing fees	—	(170)
Payment of obligations under capital leases	(1,424)	(1,520)
Employee taxes paid on equity awards	(59)	—
Net cash provided by financing activities	7,137	9,093
Effect of exchange rate changes on cash flows	92	529
Net decrease in cash	(7,352)	(2,670)
Cash and cash equivalents at beginning of period	17,253	12,808
Cash and cash equivalents at end of period	$9,901	$10,138

NON-GAAP FINANCIAL MEASURES
This press release includes measures of performance that differ from the Company's financial results as reported under generally accepted accounting principles ("GAAP"). Management of the Company uses supplementary non-GAAP measures, including EBITDA, free cash flow, net debt and adjusted EBITDA, internally to assist in evaluating its liquidity and financial and operational performance. Therefore, the Company believes these non-GAAP measures may also be useful to investors and financial analysts. EBITDA and free cash flow are specifically used in evaluating the ability to service indebtedness and to fund ongoing capital expenditures. Net debt presents a view of the overall change in leverage from quarter to quarter. Adjusted EBITDA excludes certain items the Company does not believe to be indicative of on-going business trends in order to better analyze historical and future business trends on a consistent basis. EBITDA, free cash flow, net debt and adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), net cash (used in) provided by operating activities or total debt.

For additional information regarding non-GAAP financial measures and a reconciliation of such measures to the most comparable financial measures under GAAP, please see the applicable tables within this press release. In addition, the information in this press release should be read in conjunction with the corresponding exhibits, financial statements and footnotes contained in our Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on February 28, 2018 and our presentation that will accompany our conference call this evening.

NET SALES

Table 1 summarizes Q1 2018 net sales and the effect of currency translation rates. The column “$ Change Excluding Currency” is calculated taking the difference between Q1 2018 net sales at Q1 2017 FX rates (in US dollars) less Q1 2017 reported net sales.

Table 1
	Net Sales For The Three Months Ended				(Dollars in thousands)
	March 31,
	2018	2017	$ Change	% Change	$ Change Excluding Currency	% Change Excluding Currency
Roll Covers	$50,318	$47,371	$2,947	6.2%	$602	1.3%
Machine Clothing	75,757	72,495	3,262	4.5%	(1,297)	(1.8%)
Total	$126,075	$119,866	$6,209	5.2%	$(694)	(0.6%)

ADJUSTED EBITDA

Table 2 summarizes Q1 2018 adjusted EBITDA and the effect of currency translation rates. The column “$ Change Excluding Currency” is calculated taking the difference between Q1 2018 adjusted EBITDA at Q1 2017 FX rates (in US dollars) less Q1 2017 reported adjusted EBITDA.

Table 2
	Adjusted EBITDA For the Three Months Ended				(Dollars in thousands)
	March 31,
	2018	2017	$ Change	% Change	$ Change Excluding Currency	% Change Excluding Currency
Roll Covers	$10,756	$9,795	$961	9.8%	$410	4.2%
Machine Clothing	18,912	20,798	(1,886)	(9.1%)	(2,327)	(11.2%)
Corporate	(4,275)	(4,037)	(238)	(5.9%)	152	3.8%
Total	$25,393	$26,556	$(1,163)	(4.4%)	$(1,765)	(6.6%)

EBITDA AND ADJUSTED EBITDA

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation (including non-cash impairment charges) and amortization.
"Adjusted EBITDA" means, with respect to any period, the total of (A) the consolidated net income for such period, plus (B) without duplication, to the extent that any of the following were deducted in computing such consolidated net income (loss) for such period: (i) provision for taxes based on income or profits, including, without limitation, federal, state, provincial, franchise and similar taxes, including any penalties and interest relating to any tax examinations, (ii) consolidated interest expense, (iii) consolidated depreciation and amortization expense, (iv) reserves for inventory in connection with plant closures, (v) consolidated operational restructuring costs, (vi) noncash charges resulting from the application of purchase accounting, including push-down accounting, (vii) non-cash expenses resulting from the granting of common stock, stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to common stock, and cash expenses for compensation mandatorily applied to purchase common stock, (viii) non-cash items relating to a change in or adoption of accounting policies, (ix) non-cash expenses relating to pension or benefit arrangements, (x) expenses incurred as a result of the repurchase, redemption or retention of common stock earned under equity compensation programs solely in order to make withholding tax payments, (xi) amortization or write-offs of deferred financing costs, (xii) any non-cash losses resulting from mark to market hedging obligations (to the extent the cash impact resulting from such loss has not been realized in such period), (xiii) unrealized foreign currency losses and (xiv) other non-cash losses or charges (excluding, however, any non-cash loss or charge which represents an accrual of, or a reserve for, a cash disbursement in a future period), minus (C) without duplication, to the extent any of the following were included in computing consolidated net income (loss) for such period, (i) unrealized foreign currency gains and (ii) non-cash gains with respect to the items described in clauses (vi), (vii), (ix), (xi), (xii) and xiv (other than, in the case of clause (xiv), any such gain to the extent that it represents a reversal of an accrual of, or reserve for, a cash disbursement in a future period) of clause (B) above and (iii) provisions for tax benefits based on income or profits. Notwithstanding the foregoing, Adjusted EBITDA, as defined and calculated below, may not be comparable to similarly titled measurements used by other companies.

Consolidated net income (loss) is defined as net income (loss) determined on a consolidated basis in accordance with GAAP; provided, however, that the following, without duplication, shall be excluded in determining consolidated net income (loss): (i) any net after-tax extraordinary or non-recurring gains, losses or expenses (less all fees and expenses relating thereto), (ii) the cumulative effect of changes in accounting principles, (iii) any fees and expenses incurred during such period in connection with the issuance or repayment of indebtedness, any refinancing transaction or amendment or modification of any debt instrument, in each case and (iv) any cancellation of indebtedness income. Table 3 provides a reconciliation from net income (loss), which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA.

Table 3
(Dollars in thousands)	Three Months Ended March 31,		Trailing Twelve Months Ended March 31, 2018	Twelve Months Ended December 31, 2017
	2018	2017
Net income (loss)	$2,231	$(2,834)	$(9,581)	$(14,646)
Stock-based compensation	355	531	1,155	1,331
CEO transition stock-based compensation	—	—	1,187	1,187
Depreciation	7,954	7,819	31,875	31,740
Amortization of intangibles	307	273	1,399	1,365
Deferred financing cost amortization	932	899	3,667	3,634
Foreign exchange (gain) loss on revaluation of debt	(84)	627	424	1,135
Deferred tax expense	(204)	10	8,302	8,516
Asset impairment	—	—	107	107
(Gain) loss on disposition of property and equipment	(57)	(49)	128	136
Pension settlement loss	—	—	921	921
Loss on extinguishment of debt	—	25	7	32
Net change in operating assets and liabilities	(23,593)	(14,524)	(19,812)	(10,743)
Net cash (used in) provided by operating activities	(12,159)	(7,223)	19,779	24,715
Interest expense, excluding amortization	11,833	12,365	48,649	49,181
Net change in operating assets and liabilities	23,593	14,524	19,812	10,743
Current portion of income tax expense	1,541	2,671	3,993	5,123
Stock-based compensation	(355)	(531)	(1,155)	(1,331)
CEO transition stock-based compensation	—	—	(1,187)	(1,187)
Pension settlement loss	—	—	(921)	(921)
Asset impairment	—	—	(107)	(107)
Foreign exchange gain (loss) on revaluation of debt	84	(627)	(424)	(1,135)
Gain (loss) on disposition of property and equipment	57	49	(128)	(136)
Loss on extinguishment of debt	—	(25)	(7)	(32)
EBITDA	24,594	21,203	88,304	84,913
Loss on extinguishment of debt	—	25	7	32
Stock-based compensation	355	531	1,155	1,331
CEO transition expenses	157	—	3,220	3,063
Operational restructuring expenses	824	3,164	5,544	7,884
Other non-recurring expenses	122	45	199	122
Plant startup costs	—	480	241	721
Unrealized foreign exchange (gain) loss	(659)	1,108	392	2,159
Adjusted EBITDA	$ 25,393	$ 26,556	$ 99,062	$ 100,225

FREE CASH FLOW

Table 4 summarizes free cash flow which is defined as net cash used in operating activities less capital expenditures plus proceeds from disposals of property and equipment.

Table 4
(Dollars in thousands)	Three Months Ended March 31,
	2018	2017

Net cash used in operating activities	$(12,159)	$(7,223)
Capital expenditures	(2,510)	(5,285)
Proceeds from disposals of property and equipment	88	216
Free Cash flow	$(14,581)	$(12,292)

NET DEBT

Table 5 summarizes net debt which is defined as GAAP total debt less cash and deferred financing fees and net debt leverage which is defined as net debt divided by trailing twelve month Adjusted EBITDA.

Table 5
(Dollars in thousands)	March 31, 2018	December 31, 2017

Total debt (including capital leases)	$518,595	$508,868
less cash	(9,901)	(17,253)
less deferred financing fees	12,172	13,102
Net debt	$520,866	$504,717
Trailing twelve month adjusted EBITDA	$99,062	$100,225
Net debt leverage	5.3	5.0

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. The words "will", "believe," "estimate," "expect," "intend," "anticipate," "goals," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding our full year, gross margins, cash restructuring, cash tax requirements, cash generation and debt reduction plans capital expenditures. Forward-looking statements are not guarantees of future performance, and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by us, as well as from risks and uncertainties beyond our control. These risks and uncertainties include the following items: (1) we may not realize the financial performance we are projecting (2) our expected sales performance and our backlog of sales may not be fully realized; (3) our cost reduction efforts, including our restructuring activities, may not have the positive impacts we anticipate; (4) our plans to develop and market new products, enhance operational efficiencies and reduce costs may not be successful; (5) market improvement in our industry may occur more slowly than we anticipate, may stall or may not occur at all; (6) variations in demand for our products, including our new products, could negatively affect our revenues and profitability; (7) our manufacturing facilities may be required to quickly increase or decrease production, which could negatively affect our production facilities, customer order lead time, product quality, labor relations or gross margin; and (9) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-K for the year ended December 31, 2017 filed on February 28, 2018 and our other SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to current economic conditions, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

Source: Xerium Technologies Inc.
Xerium Technologies, Inc.
Cliff Pietrafitta
Chief Financial Officer
Investor relations line: 919-526-1444